UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NORTHWEST PIPE COMPANY

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April 15, 2019

Dear Fellow Shareholder:

You are cordially invited to attend the 2019 Annual Meeting of Shareholders. We will hold our meeting on Thursday, June 20, 2019, at 9:00 a.m. Pacific Time at the Heathman Lodge located at 7801 NE Greenwood Drive, Vancouver, Washington.

YOUR VOTE IS IMPORTANT. As a shareholder of Northwest Pipe Company, you can play an important role in our Company by considering and taking action on the matters set forth in the attached Proxy Statement. We appreciate the time and attention you invest in making thoughtful decisions.

Thank you for your support and continued interest in Northwest Pipe Company.

Sincerely,

Scott Montross President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Northwest Pipe Company:

The 2019 Annual Meeting of Shareholders (the “Annual Meeting”) of Northwest Pipe Company (the “Company”) will be held on Thursday, June 20, 2019, at 9:00 a.m. Pacific Time at the Heathman Lodge located at 7801 NE Greenwood Drive, Vancouver, Washington. The purposes of the Annual Meeting will be:

1.	To elect one director to serve for a three-year term;

2.	To hold an advisory vote on the Company’s executive compensation;

3.	To ratify the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the year ending December 31, 2019; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on April 12, 2019 are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the meeting.

It is important that your shares be represented and voted at the meeting. Please complete, sign, and return your proxy card, or use the Internet or telephone voting systems.

We are enclosing a copy of the 2018 Annual Report to Shareholders with this Notice and Proxy Statement.

By Order of the Board of Directors,

Scott Montross President and Chief Executive Officer

Vancouver, Washington

April 15, 2019

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 20, 2019:

This Proxy Statement and the Company’s 2018 Annual Report to Shareholders are also available at

https://materials.proxyvote.com/667746

PROXY STATEMENT FOR THE

2019 ANNUAL MEETING OF SHAREHOLDERS OF

NORTHWEST PIPE COMPANY

NORTHWEST PIPE COMPANY

201 NE Park Plaza Drive, Suite 100

Vancouver, Washington 98684

(360) 397-6250

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 20, 2019

INTRODUCTION

This Proxy Statement and the accompanying Annual Report on Form 10-K for the year ended December 31, 2018 (“2018 Annual Report to Shareholders”), as filed with the U.S. Securities and Exchange Commission (the “SEC”) are being furnished to the shareholders of Northwest Pipe Company, an Oregon corporation (the “Company”), as part of the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors”) for use at the Company’s annual meeting of shareholders (the “Annual Meeting”) to be held on Thursday, June 20, 2019 at 9:00 a.m. Pacific Time at the Heathman Lodge located at 7801 NE Greenwood Drive, Vancouver, Washington.

At the Annual Meeting, shareholders will be asked to vote on the following matters:

1.	The election of one director to serve for a three-year term;

2.	An advisory vote on the Company’s executive compensation;

3.	The ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019; and

4.	Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

This Proxy Statement, together with the enclosed proxy card and the 2018 Annual Report to Shareholders, are first being mailed to shareholders of the Company on or about April 26, 2019.

The Board of Directors has fixed the close of business on April 12, 2019 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were 9,735,055 shares of Common Stock then outstanding, with each share of Common Stock being entitled to one vote.

If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted in accordance with the recommendations of the Board of Directors.

Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date, to the Company’s Corporate Secretary, Northwest Pipe Company, 201 NE Park Plaza Drive, Suite 100, Vancouver, Washington 98684, or by attending the Annual Meeting and voting in person. All valid, unrevoked proxies will be voted at the Annual Meeting.

CORPORATE GOVERNANCE

Our Board of Directors and management have committed themselves to establishing a strong corporate governance environment and to adopting the best practices to meet the needs and goals of the Company. As part of that commitment, we have adopted Corporate Governance Principles, which cover such topics as qualifications and independence of Board members, the selection, orientation, and continuing education of Board members, as well as other topics designed to promote effective governance by the Board of Directors. We have also adopted a Code of Business Conduct and Ethics, which applies to all employees, officers, and directors of the Company and sets forth guidance to help in recognizing and dealing with ethical issues, to provide mechanisms for reporting unethical conduct, and to promote a culture of honesty and accountability, and a Code of Ethics for Senior Financial Officers, which applies to our senior financial officers and sets forth guidance to deter wrongdoing, promote honest and ethical conduct, and promote a culture of integrity and fairness. Copies of our Corporate Governance Principles, Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers are available on the Company’s website at www.nwpipe.com under “Investor Relations” — “Corporate Governance”, or by writing to the Company’s Corporate Secretary, Northwest Pipe Company, 201 NE Park Plaza Drive, Suite 100, Vancouver, Washington 98684.

We have also adopted a Policy for Reporting Financial Irregularities (“Whistleblower Policy”), which is intended to create a workplace environment that encourages the highest standards of ethical, moral, and legal business conduct. The Whistleblower Policy establishes procedures for any person to confidentially and anonymously report violations by us or any of our personnel of our Code of Business Conduct and Ethics or any laws, rules, or regulations without fear of retaliation. The Whistleblower Policy also contains procedures for submission of complaints involving our accounting practices and internal accounting controls.

Director Elections

While directors are elected by a plurality of votes cast, our Corporate Governance Principles include a director resignation policy, requiring a director who receives more votes “withheld” than in favor of election in an uncontested election to tender an offer of his or her resignation to the Board of Directors for consideration. The Nominating and Governance Committee shall recommend to the Board of Directors the action to be taken with respect to such offer of resignation, and the Board of Directors shall promptly determine whether to accept such resignation, and shall publicly disclose its decision and rationale.

Director Independence

The current Board of Directors consists of six directors, one of whom is currently employed by the Company (Mr. Montross). Mr. Roman was employed by the Company until September 30, 2018. The Board of Directors has affirmatively determined that all of the other directors (Ms. Applebaum and Messrs. Demorest, Franson, and Larson) are “independent” in accordance with the standards of the Nasdaq Stock Market and as defined by the director independence guidelines included in our Corporate Governance Principles.

Board Leadership Structure and Risk Oversight

The Company’s Corporate Governance Principles provide that the independent members of the Board of Directors will select a lead director from among the independent directors if the positions of Chairperson of the Board and Chief Executive Officer (“CEO”) are held by the same person or if the Chairperson of the Board is not an independent director. The responsibilities of the Chairperson of the Board include the following: set Board meeting agendas in collaboration with the CEO; preside at Board meetings and the annual shareholders’ meeting; assign tasks to the appropriate committees; and ensure that information flows openly between management and the Board of Directors. The responsibilities of the lead director include the following: coordinate the activities of the independent directors; make recommendations to the CEO in setting Board meeting agendas on matters concerning the independent directors; prepare the agenda for executive sessions of the independent directors, chair those sessions, and be primarily responsible for communications between the independent directors and the CEO. Richard Roman, the Chairperson of our Board of Directors, is not “independent” within the meaning of the applicable rules of the Nasdaq Stock Market. Accordingly, Michael Franson remains as the Board’s Lead Director since his appointment in August 2016.

The Board of Directors oversees management’s Company-wide risk management activities which include assessing and taking actions necessary to manage risks incurred in connection with the long-term strategic direction of the Company and the operation of our business. The Board of Directors uses its committees to assist in its risk oversight function. The Audit Committee is responsible for oversight of our financial reporting process, financial internal controls and compliance activities, the qualification, independence, and performance of our independent auditors, and compliance with applicable legal and regulatory compliance requirements. The Compensation Committee is responsible for oversight of risk associated with our compensation plans. The Nominating and Governance Committee is responsible for oversight of board processes and corporate governance-related risk. The Board of Directors maintains overall responsibility for oversight of the work of its various committees by having regular reports from the chairperson of each Committee with respect to the work performed by their respective Committee. In addition, discussions by the Board of Directors about the Company’s strategic plan, financial results, capital structure, merger and acquisition related activity, and other business generally include discussion of the risks associated with the matters under consideration.

Board of Directors Meetings

Regular attendance at the Company’s Board meetings and the Annual Meeting is required of each director. The Board of Directors held nine meetings during 2018. Each of the directors attended more than 75% of the total number of Board and applicable Committee meetings during his or her tenure in 2018. In addition, all of the directors attended the Company’s 2018 Annual Meeting of Shareholders.

Board of Directors Committees

The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Each of the Committees consists of independent directors and each of the Committees has adopted a written charter which is available on the Company’s website at www.nwpipe.com under “Investor Relations” — “Corporate Governance,” or by writing to the Company’s Corporate Secretary, Northwest Pipe Company, 201 NE Park Plaza Drive, Suite 100, Vancouver, Washington 98684.

The table below lists the current membership of each Committee.

	Audit Committee	Compensation Committee	Nominating and Governance Committee
Name:
Michelle Applebaum	X		X*
Harry Demorest	X*	X
Michael Franson		X	X
Keith Larson	X	X*

*     Committee Chairperson

Audit Committee. The Audit Committee of the Board of Directors is responsible for the oversight and monitoring of: the integrity of the Company’s financial reporting process, financial internal control systems, accounting and legal compliance, and financial reporting; the qualifications, independence, and performance of our independent auditors; our compliance with applicable legal and regulatory requirements; and the maintenance of open and private, if necessary, communication among the independent auditors, management, legal counsel, and the Board of Directors. The Audit Committee met seven times in 2018. Each member of the Audit Committee is “independent” as defined by applicable SEC and Nasdaq Stock Market rules. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the rules of the SEC.

Compensation Committee. The Compensation Committee of the Board of Directors is responsible for the oversight and determination of executive compensation by reviewing and approving salaries and other compensation of the Company’s executive officers, and administering the Company’s equity incentive and compensation plans, including reviewing and approving equity incentive and compensation awards to executive officers. In addition, the Compensation Committee is responsible for recommending to the Board of Directors the level and form of compensation and benefits for directors, and reviewing, recommending, and taking action upon any other compensation practices or policies of the Company as the Board of Directors may request or the Committee may determine to be appropriate. The Committee has sole authority to retain and terminate a compensation consultant to assist in the evaluation of executive compensation. The Compensation Committee met five times in 2018. Each member of the Compensation Committee is “independent” as defined by applicable Nasdaq Stock Market rules.

Nominating and Governance Committee. The Nominating and Governance Committee of the Board of Directors recommends to the Board of Directors corporate governance principles for the Company, identifies qualified candidates for membership on the Board of Directors, and proposes to the Board of Directors for its approval nominees for election as directors. The Nominating and Governance Committee met four times in 2018. Each member of the Nominating and Governance Committee is “independent” as defined by applicable Nasdaq Stock Market rules.

Communications with Directors

Any shareholder who wants to communicate with members of the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Chairperson of the Board, Northwest Pipe Company, 201 NE Park Plaza Drive, Suite 100, Vancouver, Washington 98684. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be submitted to the Board of Directors in a timely manner.

Nominations by Shareholders. In identifying qualified candidates for the Board of Directors, the Nominating and Governance Committee will consider recommendations by shareholders. Shareholder recommendations as to candidates for election to the Board of Directors may be submitted to the Company’s Corporate Secretary, Northwest Pipe Company, 201 NE Park Plaza Drive, Suite 100, Vancouver, Washington 98684. The Nominating and Governance Committee will evaluate potential nominees, including candidates recommended by shareholders, by reviewing qualifications, considering references, and reviewing and considering such other information as the members of the Nominating and Governance Committee deem relevant. The Company’s Corporate Governance Principles specify that the criteria used by the Nominating and Governance Committee in the selection, review, and evaluation of possible candidates for vacancies on the Board of Directors should include factors relating to whether the candidate would meet the definition of “independent” as well as skills, occupation, and experience in the context of the needs of the Board of Directors. All candidates for election to the Board of Directors must be individuals of character, integrity, and honesty. The Company does not have a formal policy with respect to the consideration of diversity in identifying director candidates; however, the Nominating and Governance Committee Charter includes diversity as one of several criteria in recommending and reviewing a director nominee candidate. From time to time, the Nominating and Governance Committee has employed a third party to help identify or screen prospective directors, and may continue to do so at their discretion.

The Company’s Bylaws permit shareholders to make nominations for the election of directors, if such nominations are made pursuant to timely notice in writing to the Company’s Secretary. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the meeting, provided that at least 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders. If less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the Company not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder’s notice of nomination must also set forth certain information specified in the Company’s Bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder.

ELECTION OF DIRECTORS

(Proposal No. 1)

At the Annual Meeting, one director will be elected to serve for a three-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominee named below. The Board of Directors believes that the nominee will stand for election and will serve if elected as a director. However, if the person nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

The Company’s Articles of Incorporation provide that the Board of Directors shall be composed of not less than six and not more than nine directors. The size of the Board of Directors is currently fixed at six directors. Following the Annual Meeting, there will be one vacancy on the Board of Directors. The Board of Directors intends to fill this vacancy after it completes the process of identifying and selecting a suitable candidate. The Company’s directors are divided into three classes. The term of office of only one class of directors expires each year, and their successors are generally elected for terms of three years, and until their successors are elected and qualified. There is no cumulative voting for election of directors.

Information as to Nominee, Continuing Directors, and Retiring Director

The following table sets forth the names of and certain information about the Board of Directors’ nominee for election as a director, those directors who will continue to serve after the Annual Meeting, and a retiring director.

	Age	Director Since	Expiration of Current Term	Expiration of Term for Which Nominated
Nominee:
Michael Franson	64	2016	2019	2022

Continuing Directors:
Michelle Applebaum	62	2014	2020
Keith Larson	61	2007	2021
Scott Montross	54	2013	2020
Richard Roman	67	2003	2021

Retiring Director:
Harry Demorest	77	2013	2019

Nominee for Director

Michael Franson has been a director of the Company since August 2016. In July 2016, Mr. Franson retired from KPMG Corporate Finance LLC as Managing Director and Global Head of Technology M&A after serving in that role from 2014 to 2016. From 2005 to 2014, Mr. Franson was a co-founder and President of St. Charles Capital LLC, an investment banking firm focused on mergers and acquisitions, raising private capital and providing financial advisory services for middle-market companies across the United States. From 2000 to 2005, Mr. Franson was a Managing Director at The Wallach Company, which was subsequently sold to KeyCorp, the parent of KeyBanc Capital Markets. Mr. Franson had previously served as a member of our Board of Directors from 2001 until 2005 and again from 2007 until 2014. Currently, he is the Board’s Lead Director and a member of our Nominating and Governance Committee and our Compensation Committee. Mr. Franson brings to the Board his background and expertise in investment banking, including substantial experience in financial analysis and financial advisory services, merger and acquisition transactions, and a wide variety of capital raising and financing transactions.

Continuing Directors

Michelle Applebaum has been a director of the Company since September 2014. Ms. Applebaum is currently an NACD Leadership and Governance Fellow. From 2003 to 2014, Ms. Applebaum built one of the first and most successful “independent” equity research advisory boutiques working on a retainer basis with over 100 institutional money managers. From 1981 to 2003, Ms. Applebaum was an equity analyst with Salomon Brothers (later Citigroup) and became ranked number one in steel equity analysis in 1988 and was top-ranked for most of the remainder of her tenure at the firm. She was made a Managing Director in 1994, one of 400 at the firm at that time. While at Salomon Brothers, Ms. Applebaum was part of a team that built and ran the firm’s steel investment banking practice, which was a top advisor to the sector for nearly a decade. Currently, she is the Chairperson of our Nominating and Governance Committee and a member of our Audit Committee. Ms. Applebaum brings to the Board insight into the Company’s investor base from her nearly four decades of working with value-oriented institutional investors and portfolio managers. She also brings relevant industry experience and insight, as well as extensive expertise in financial analysis and corporate finance.

Keith Larson has been a director of the Company since May 2007. Mr. Larson was a Vice President of Intel Corporation and Senior Managing Director of Intel Capital, Intel Corporation’s strategic investment group, until his retirement in April 2019, where he was a voting member of the investment committee and managed the Financial Investments Portfolio, along with other duties. Mr. Larson was appointed Vice President in 2006 and served as a Managing Director of Intel Capital from 2004 to 2018, managing a team of investment professionals focused on identifying, making, and managing strategic investments in the manufacturing, memory and programmable solutions, and the Sports and Bioinformatics vertical sectors. Mr. Larson has previously managed Latin America, Taiwan, Korea, and Japan regions for Intel Capital, and for approximately three months in 2004, Mr. Larson managed the Western Europe and Israel investment team of Intel Capital. From 1999 to 2003, Mr. Larson was a Sector Director managing teams of investment professionals investing in communications, networking, and data storage sectors. Mr. Larson formerly served on the board of regents of a university, and on a state government council, which oversaw approximately $80 billion in investments of various Oregon State agencies and funds including the Oregon Public Employees Retirement Fund. Currently, he is the Chairperson of our Compensation Committee and a member of our Audit Committee. Mr. Larson brings to the Board his experience as a senior executive in corporate development in a large multinational public company as well as his experience in corporate governance.

Scott Montross has been a director of the Company since January 2013. Mr. Montross has served as our President and CEO since January 1, 2013, and as our Chief Operating Officer from May 2011 until December 2012. Previously Mr. Montross served as Executive Vice President, Flat Products Group of EVRAZ North America from March 2010 through April 2011. Mr. Montross served as Vice President, General Manager, EVRAZ North America from February 2007 through February 2010. Prior to his General Manager role, Mr. Montross served as Vice President of Marketing and Sales at Oregon Steel Mills, Inc. from June 2003 through February 2007. From 2002 to 2003, Mr. Montross was a Vice President of Marketing and Sales for National Steel Corporation. Mr. Montross brings to the Board his extensive commercial and operational experience in the steel industry.

Richard Roman has been a director of the Company since January 2003. Effective January 1, 2013, Mr. Roman became the Chairperson of the Board of Directors. Mr. Roman has also served as our CEO from March 2010 until December 2012, and as President from October 2010 until December 2012. Previously, Mr. Roman was the President of Columbia Ventures Corporation, a private investment company which historically has focused principally on the international metals and telecommunications industries. Prior to joining Columbia Ventures Corporation in 1992, Mr. Roman was a partner at Coopers & Lybrand, an independent public accounting firm. Mr. Roman brings to the Company his knowledge and experience as a partner at a large national independent public accounting firm as well as his more recent management experience as an executive officer of a private investment company.

Retiring Director

Harry Demorest has been a director of the Company since February 2013. Mr. Demorest’s term is scheduled to expire at the Annual Meeting and he will retire from the Board of Directors at that time. Mr. Demorest served as CEO of Columbia Forest Products from 1996 until 2007, as President from 1994 until 1996, and as Executive Vice President from 1992 until 1994. Prior to Columbia Forest Products, Mr. Demorest was the Office Managing Partner for Arthur Andersen and Co., an independent public accounting firm, from 1981 to 1991 in Portland, Oregon. Mr. Demorest is a former board member at Columbia Forest Products, serving on its compensation and audit committees, and a former board member and audit committee chairperson of Oregon Steel Mills, Inc. Mr. Demorest has also served on the boards of several civic and charitable organizations. Currently, he is the Chairperson of our Audit Committee and a member of our Compensation Committee. Mr. Demorest brings to the Board his extensive financial and managerial experience.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ITS NOMINEE FOR DIRECTOR. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” THE ELECTION OF THE BOARD’S NOMINEE UNLESS A VOTE WITHHOLDING AUTHORITY IS SPECIFICALLY INDICATED.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis provides information about our compensation program for our CEO, our Chief Financial Officer (“CFO”), and each of the three other most highly compensated executive officers (“Named Executive Officers”):

●	Scott Montross, President and Chief Executive Officer;

●	Robin Gantt, Senior Vice President, Chief Financial Officer, and Corporate Secretary;

●	William Smith, Executive Vice President, Water Transmission Engineered Systems;

●	Aaron Wilkins, Vice President of Finance and Corporate Controller; and

●	Miles Brittain, Vice President of Operations, Water Transmission Engineered Systems.

Further information about each of our executive officers is available in Part III – Item 10. “Directors, Executive Officers and Corporate Governance” of our 2018 Annual Report on Form 10-K.

Compensation Philosophy and Objectives. The Board of Directors and executive management at the Company believe that the performance and contribution of our executive officers are critical to our overall success. To attract, retain, and motivate the executives to accomplish our business strategy, the Compensation Committee establishes executive compensation policies and oversees executive compensation practices at the Company.

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of our specific annual and long-term goals, and which aligns executives’ interests with those of the shareholders by rewarding performance that exceeds established goals, with the ultimate objective of improving shareholder value.

The Compensation Committee also evaluates compensation programs to ensure that we maintain our ability to attract, retain, and motivate superior employees in key positions and that compensation provided to key employees remains competitive when compared with other employment opportunities. The Compensation Committee believes our executive compensation packages should include both cash and share-based compensation that reward performance as measured against established goals and market performance.

Process for Setting Executive Compensation. The Compensation Committee annually reviews and approves compensation levels and pay mix for our executives.

•

The Compensation Committee exercises business judgment in determining the appropriate level and mix of executive compensation; cash compensation is used to provide a base salary, and to incentivize and reward our executives based on their contributions to the Company, and equity-based compensation is used to tie the interests of the executives to the interests of our shareholders. There is no pre-established policy or target for the allocation between either cash and noncash or short-term and long-term incentive compensation, which enables the Compensation Committee the flexibility to adjust allocations dynamically as business conditions warrant.

•

The Compensation Committee uses qualitative individual performance objectives as a factor in making its decisions. The Compensation Committee and the CEO annually review the performance of each executive officer (other than the CEO whose performance is reviewed by the Compensation Committee after an evaluation from the Chairperson). Based on these reviews, the Compensation Committee makes compensation decisions, including salary adjustments and annual bonus awards, for the executive officers.

•

The Compensation Committee evaluates and considers the Company's annual performance within the context of its long-term strategic plan, identifying areas in which expectations were exceeded, achieved, or fell below stated goals. The structure of all incentive compensation plans is reviewed periodically to assure their linkage to the current objectives, strategies, and performance goals.

•

The Compensation Committee evaluates and considers a variety of growth and profitability measures relative to historical performance and internal plans for awarding performance-based cash incentive compensation.

•	The Compensation Committee evaluates and considers performance criteria for awarding equity incentive awards.

•

The Compensation Committee generally does not utilize specific benchmark levels. Rather, the Compensation Committee considers broad, market-based survey data of comparable companies, such as that provided by Mercer LLC, Equilar, CompAnalyst, Willis Towers Watson, and WorldatWork.org, when assessing the competitiveness of compensation levels and pay mix for the CEO, CFO, and other executives.

•

From time to time, the Compensation Committee has retained independent consultants to advise the Committee on executive or director compensation matters, to assess total compensation program levels and program elements for executive officers or directors, and to evaluate marketplace trends in executive or director compensation. The Compensation Committee retained an independent consultant, Willis Towers Watson, in 2018 to perform a market review of executive compensation and long-term incentive plans. In so doing, the Compensation Committee considered all relevant factors that could give rise to a potential conflict of interest with Willis Towers Watson, and determined that none existed.

Advisory Vote on Executive Compensation. Each year the Compensation Committee submits to shareholders an advisory resolution on executive compensation, and carefully considers the voting results of this proposal, though the final vote is advisory in nature and therefore not binding on the Company. Our shareholders expressed strong support for our executive compensation program in the advisory vote at our 2018 Annual Meeting of Shareholders. Based upon these results, the Compensation Committee has determined to follow the shareholders’ recommendation by continuing our present compensation policies and practices.

Elements of Compensation. For the year ended December 31, 2018, the principal targeted components of compensation for executive officers were:

•	base salary;

•	equity incentive awards (performance share awards (“PSAs”));

•	retirement benefits; and

•	perquisites and other personal benefits.

The target weighting of each of the components of compensation for the CEO and other Named Executive Officers was as follows for the year ended December 31, 2018:

Realized Pay vs. Reported Pay. In the following table, Reported Pay is compensation reflected in the Summary of Cash and Certain Other Compensation table on page 13. Realized Pay is compensation actually received by the Named Executive Officer during the year, including salary, performance-based and discretionary cash incentive compensation, market values at vesting of previously granted restricted stock units (“RSUs”) and PSAs, and All Other Compensation amounts received during the year. Realized Pay was greater than Reported Pay in 2018 for all Named Executive Officers due to the fact that RSUs granted in prior years vested in 2018.

	2018		2017		2016
	Realized Pay	Reported Pay	Realized Pay	Reported Pay	Realized Pay	Reported Pay
Scott Montross	$1,591,219	$891,994	$650,908	$621,327	$676,066	$1,137,944

Robin Gantt	816,698	430,197	369,648	359,850	382,604	605,328

William Smith	806,817	379,086	366,154	355,828	382,563	604,965

Aaron Wilkins	377,865	268,920	259,680	258,572	237,679	337,098

Miles Brittain	524,897	346,454	291,755	286,677	307,100	422,049

Base Salary. We provide executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salaries are determined for each executive based on his or her experience, position, and responsibilities, and take into consideration market data and conditions. In addition, we consider the individual performance of each executive, and conduct internal reviews of each executive’s compensation, to ensure equity among executive officers. Salary levels are typically reviewed annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries are based on the Compensation Committee’s assessment of the individual executive’s performance in conjunction with recommendations provided by the CEO.

Base salary is reflected in the ‘Salary’ column in the Summary of Cash and Certain Other Compensation table on page 13.

Discretionary Incentive Compensation. We provide, from time to time, additional discretionary incentive compensation in recognition of an executive officer's or other employee's success in attaining results that delivered value to the Company, but were not captured in the performance-based cash incentive compensation, or for other reasons as determined appropriate by the Compensation Committee.

For 2018, no discretionary incentive compensation was awarded to the executive officers, as a result of the prolonged market challenges we have faced.

Discretionary incentive compensation, if awarded, is reflected in the ‘Bonus’ column in the Summary of Cash and Certain Other Compensation table on page 13.

Equity Incentive Awards. We provide equity incentive awards to executive officers and certain designated key employees. The equity incentive awards are designed to ensure that our executive officers and key employees have a continuing stake in our success. In addition, the awards emphasize pay-for-performance. Terms and conditions of the awards are determined on an annual basis by the Compensation Committee.

When granted, RSUs are service-based and entitle the holder to receive Common Stock at the end of the vesting period (generally over periods up to three years), subject to continued employment. RSUs are designed to attract and retain executive officers and others by providing them with the benefits associated with the increase in the value of the Common Stock during the vesting period, while incentivizing them to remain with us long-term.

When granted, PSAs are service-based awards with a performance-based and/or market-based vesting condition. PSAs serve several purposes. They have value to the holder only if the goals are achieved during their performance measurement period, and they serve as a retention tool because the performance measurement periods generally extend over one year. Additionally, the holders benefit further if they are successful in increasing the value of our Common Stock. When PSAs are granted, they typically include vesting conditions that entitle the holder to receive between zero and two hundred percent of the target award. Payouts for performance between the rankings will be interpolated on a straight-line basis.

In 2018, each Named Executive Officer received an award of PSAs valued at an amount equal to a specific percentage of his or her respective annual base salary. The PSAs awarded will vest based on the Company’s Earnings before Interest Expense, Income Taxes, Depreciation, and Amortization Margin before extraordinary or unusual items for 2018. The following scale shows the adjustment to the number of PSAs that may be awarded following the measurement period:

EBITDA Margin Performance	Payout as a Percentage of Target Award
>10.7%	200%
8.7%	100%
6.7%	25%
<6.7%	0%

The PSAs vested on March 29, 2019; the actual number of common shares that were issued was determined by multiplying the PSAs by a payout percentage of 0%, as the performance-based conditions were not achieved. In the event of a “change in control” (as defined in the Performance Share Unit Agreement), the PSAs would have immediately vested.

Equity incentive awards are reflected in the ‘Stock Awards’ column in the Summary of Cash and Certain Other Compensation table on page 13. These amounts represent the target value of the award issued, but not what was actually received by the Named Executive Officer.

Retirement Benefits. We offer a qualified 401(k) defined contribution plan. The ability of executive officers to participate fully in this plan is limited under IRS and ERISA requirements. The 401(k) plan encourages employees to save for retirement by investing on a regular basis through payroll deductions.

Retirement benefits are reflected in the ‘All Other Compensation’ column in the Summary of Cash and Certain Other Compensation table on page 13.

Perquisites and Other Personal Benefits. We provide executive officers with limited perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract, retain, and motivate employees for key positions. We are selective in our use of perquisites, utilizing perquisites that are commonly provided, the value of which is generally modest. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers. The primary perquisites are contributions to a qualified 401(k) defined contribution plan, life insurance premiums, and in 2016, automobile allowances.

Perquisites and other personal benefits are reflected in the ‘All Other Compensation’ column in the Summary of Cash and Certain Other Compensation table on page 13.

Executive Compensation and Risk. We believe our executive compensation programs do not encourage excessive and unnecessary risk-taking by our executive officers because our programs are designed to encourage our executive officers to remain focused on both the short-term and long-term operational and financial goals of the Company. We achieve this balance through a combination of elements in our overall compensation plans, including: elements that reward different aspects of short-term and long-term performance; incentive compensation that rewards performance on a variety of different measures; awards that are paid based on results averaged out over several years; and awards paid in cash and awards paid in shares of the Company’s stock, to encourage better alignment with the interests of shareholders. Additionally, annual compensation decisions for executive officers are influenced by the review of the performance of each executive officer by the Compensation Committee, including an evaluation of the officers’ commitment to promoting effective internal controls and legal and regulatory compliance. We believe this helps to ensure “the tone at the top” deters unnecessary risk-taking.

Clawback Provisions. Our performance-based equity incentive awards contain a provision that allows the Company to recapture amounts paid to the Named Executive Officers under certain circumstances. If the Company’s financial statements are the subject of a restatement due to misconduct, to the extent permitted by governing law, in all appropriate cases, the Company will seek reimbursement of excess incentive cash compensation paid under the program for the relevant years. For purposes of this provision, excess incentive cash compensation means the positive difference, if any, between (i) the award paid to the Named Executive Officer and (ii) the award that would have been made to the Named Executive Officer, not including the effect of any discretionary reductions made by the Committee, had the target award been calculated based on the Company’s financial statements as restated.

Stock Ownership and Anti-Hedging/Pledging Policy. The Nominating and Governance Committee of the Board of Directors has adopted a stock ownership policy because it believes it is in the best interests of the Company and its shareholders to align the financial interests of our executive officers and directors with those of the Company’s shareholders. Under the policy, the directors are expected to accumulate and own shares having a market value equal to three times their annual cash retainer; the CEO is expected to accumulate and own shares having a market value equal to three times his base salary; and each of the other Named Executive Officers is expected to accumulate and own shares having a market value equal to either one or two times his or her base salary, depending on his or her position with the Company. Each executive officer or director has five years to accumulate the expected ownership level beginning from the later of September 2011 or their date of hire or promotion. Until such ownership is achieved, each executive officer or director is required to retain 100% of net after-tax shares issued upon vesting of equity incentive awards. In addition, executive officers and directors are expressly prohibited from engaging in hedging transactions related to the Company’s stock, including trading in publicly-traded options, puts, calls, or other derivative instruments related to the Company’s stock, and from pledging the Company’s stock as collateral for a loan.

Summary of Cash and Certain Other Compensation

The following table reflects compensation earned by our Named Executive Officers for the years ended December 31, 2018, 2017, and 2016.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	All Other Compensation		Total ($)

Scott Montross	2018	$530,001	$-	$353,329	$8,664	(3)	$891,994
Director, Chief Executive	2017	530,000	82,813	-	8,514	(3)	621,327
Officer and President	2016	530,000	82,813	496,877	28,254	(3)	1,137,944

Robin Gantt	2018	312,001	-	109,196	9,000	(4)	430,197
Senior Vice President, Chief	2017	312,000	39,000	-	8,850	(4)	359,850
Financial Officer	2016	312,000	39,000	234,003	20,325	(4)	605,328

William Smith	2018	308,041	-	61,607	9,438	(5)	379,086
Executive Vice President	2017	308,040	38,500	-	9,288	(5)	355,828
	2016	308,040	38,500	231,001	27,424	(5)	604,965

Aaron Wilkins(6)	2018	200,000	-	60,010	8,910	(7)	268,920
Vice President, Corporate	2017	200,000	50,400	-	8,172	(7)	258,572
Controller	2016	180,767	50,400	99,995	5,936	(7)	337,098

Miles Brittain	2018	260,000	-	77,244	9,210	(8)	346,454
Vice President	2017	257,500	20,117	-	9,060	(8)	286,677
	2016	257,500	20,117	120,702	23,730	(8)	422,049

(1)	Includes amounts earned in each of the respective years, even if deferred.

(2)

The amounts included in this column represent the aggregate grant date fair value of RSUs and PSAs granted during the years reported in accordance with FASB ASC Topic 718. The assumptions used to calculate the grant date fair value for the stock awards are in Note 13 of the Notes to the Consolidated Financial Statements included in Part II – Item 8. “Financial Statements and Supplementary Data” of our 2018 Annual Report on Form 10-K. These amounts do not correspond to the actual value that will be recognized by the named executives.

(3)	Includes amounts paid by us for contributions to Mr. Montross’ qualified 401(k) defined contribution plan, life insurance premiums, and an annual automobile allowance in 2016.

(4)	Includes amounts paid by us for contributions to Ms. Gantt’s qualified 401(k) defined contribution plan, life insurance premiums, a monthly phone allowance, and an annual automobile allowance in 2016.

(5)	Includes amounts paid by us for contributions to Mr. Smith’s qualified 401(k) defined contribution plan, life insurance premiums, and an annual automobile allowance in 2016.

(6)	Mr. Wilkins was promoted to Vice President of Finance and Corporate Controller in September 2016.

(7)	Includes amounts paid by us for contributions to Mr. Wilkins’ qualified 401(k) defined contribution plan, life insurance premiums, and a monthly phone allowance.

(8)	Includes amounts paid by us for contributions to Mr. Brittain’s qualified 401(k) defined contribution plan, a monthly phone allowance, and an annual automobile allowance in 2016.

2018 Grants of Plan-Based Awards

The following table sets forth, for each of the Named Executive Officers, the equity incentive awards granted for the year ended December 31, 2018.

		Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date
Name	Grant Date (1)	Threshold (#)	Target (#)	Maximum (#)	Fair Value of Stock Awards (2)
Scott Montross	1/15/2018	-	17,693	35,386	$353,329

Robin Gantt	1/15/2018	-	5,468	10,936	109,196

William Smith	1/15/2018	-	3,085	6,170	61,607

Aaron Wilkins	1/15/2018	-	3,005	6,010	60,010

Miles Brittain	1/15/2018	-	3,868	7,736	77,244

(1)	Awards represent the PSAs granted under the equity incentive plan. The methodology applied in determining these awards and how they are earned is discussed under “Equity Incentive Awards” above.

(2)

The amount included in this column represents the aggregate grant date fair value of awards granted in accordance with FASB ASC Topic 718. The assumptions used to calculate the grant date fair value for the stock awards are in Note 13 to the Consolidated Financial Statements included in Part II – Item 8, “Financial Statements and Supplementary Data” of our 2018 Annual Report on Form 10-K.

Outstanding Equity Awards at 2018 Fiscal Year End

The following table sets forth, for each of the Named Executive Officers, the equity awards made to each such Named Executive Officer that were outstanding as of December 31, 2018.

	Stock Awards
	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
Name	Vested (#) (1)	Vested ($)(2)
Scott Montross	17,693	$412,070

Robin Gantt	5,468	127,350

William Smith	3,085	71,850

Aaron Wilkins	3,005	69,986

Miles Brittain	3,868	90,086

(1)	These PSAs were granted on January 15, 2018 and 0% vested on March 29, 2019, based upon our EBITDA Margin Performance in 2018.

(2)	Market value is based on the closing market price of $23.29 of our common stock on December 31, 2018.

2018 Option Exercises and Stock Vested

The following table sets forth, for each of the Named Executive Officers, the number of shares acquired upon vesting of stock awards during 2018 and the related value realized upon such vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Scott Montross	52,972	$1,052,554
Robin Gantt	24,947	495,697
William Smith	24,627	489,338
Aaron Wilkins	8,503	168,955
Miles Brittain	12,868	255,687

(1)

This column shows the number of shares acquired on vesting in 2018 by the Named Executive Officers. The actual number of shares received by these individuals from shares vested in 2018 (net of shares used to cover the applicable income taxes, if so elected) was as follows: Mr. Montross – 31,818, Ms. Gantt – 16,318, Mr. Smith – 15,119, Mr. Wilkins – 4,238, and Mr. Brittain – 9,425.

(2)	The value realized on vesting is based on the closing market price multiplied by the number of shares of stock vested on the applicable vesting date.

2018 Nonqualified Deferred Compensation

The following table sets forth, for each of the Named Executive Officers, the earnings (loss) generated by the investments within the Deferred Compensation Plan, which was frozen in 2016, and the balance of each Named Executive Officer’s account under the Plan for the year ended December 31, 2018.

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year(1)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year- End
Scott Montross	$-	$-	$(6,825)	$122,646
Robin Gantt	-	-	(3,884)	83,851
William Smith	-	-	(580)	35,346
Aaron Wilkins	-	-	-	-
Miles Brittain	-	-	(3,245)	35,036

(1)	The Company ceased contributions into the Deferred Compensation Plan in 2016 when the plan was frozen.

Employment Agreements

We have not entered into any employment agreements with our Named Executive Officers.

Change in Control Agreements

We have entered into change in control agreements (the “Agreements”) with certain of our executive officers. The Agreements for each of the Named Executive Officers is for a term ending July 31, 2019, provided that on July 31, 2019 and each anniversary thereafter, the term of the Agreement will be automatically extended by one year unless either party gives 90 days prior written notice that the term of an agreement shall not be so extended. If a “Change in Control” (as defined in the Agreements and described below) occurs during the term of the Agreements, the Agreements will continue in effect until two years after the Change in Control.

If an executive officer’s employment is terminated within two years after a Change in Control either by us without “Cause” (as defined in the Agreements and described below) or by the executive officer for “Good Reason” (as defined in the Agreements and described below), the executive officer will be entitled to receive his or her full base salary through the date of termination and any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination plus (i) a lump sum payment equal to two years’ base salary (three years’ base salary in the case of Mr. Montross and one year’s base salary in the case of Messrs. Brittain and Wilkins) and (ii) an amount equal to two times the average cash bonuses paid to the executive officer during the previous three years (three times the average cash bonuses during the previous three years in the case of Mr. Montross and one times the average cash bonuses during the previous three years in the case of Messrs. Brittain and Wilkins). In addition, the executive officer would be entitled to the continuation of health and insurance benefits for certain periods and all outstanding equity compensation awards would immediately become fully vested. In the event that the payments made to an executive officer would be deemed to be a “parachute payment” under the Internal Revenue Code of 1986, an executive officer may choose to accept payment of a reduced amount that would not be deemed to be a “parachute payment.” If the payment made to an executive officer is deemed to be a “parachute payment”, the executive officer is responsible for the payment of any resulting taxes.

If an executive officer’s employment is terminated within two years after a Change in Control either by us for Cause or as a result of the executive officer’s disability or death, the executive officer will be entitled to receive his or her full base salary through the date of termination plus any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination.

For purposes of the Agreements, a “Change in Control” includes (i) any merger or consolidation transaction involving the Company, unless our shareholders immediately before such transaction have more than 50% of the combined voting power of the outstanding voting securities of the surviving corporation immediately after the transaction, (ii) the acquisition by any person of 20 percent or more of our total combined voting power, (iii) the liquidation or the sale or other transfer of substantially all of our assets, and (iv) a change in the composition of the Board of Directors during any two-year period such that the directors in office at the beginning of the period and/or their successors who were elected by or on the recommendation of two-thirds of the directors in office at the beginning of the period do not constitute at least a majority of the Board of Directors. For purposes of the Agreements, “Good Reason” includes, but is not limited to, (i) an adverse change in the executive officer’s status, title, position(s), or responsibilities or the assignment to the executive of duties or responsibilities which are inconsistent with the executive officer’s status, title, or position, (ii) a reduction in the executive officer’s base salary or the failure to pay compensation otherwise due to the executive officer, (iii) a requirement that the executive officer be based anywhere other than within 25 miles of his or her job location before the Change in Control, (iv) our failure to continue any compensation or employee benefit plan or program in effect before the Change in Control or any act or omission that would adversely affect the executive officer’s continued participation in any such plan or program or materially reduce the benefits under such plan or program, (v) our failure to require any of our successors to assume our obligations under the Agreements within 30 days after a Change in Control, and (vi) any material breach of the Agreement by the Company. For purposes of the Agreements, “Cause” means the willful and continued failure to satisfactorily perform the duties assigned to the executive officer within a certain period after notice of such failure is given and commission of certain illegal conduct.

Potential Payments Upon Termination or Change in Control

The following table shows estimates of the potential payments to Named Executive Officers if employment is terminated after a change in control either by us without cause or by the executive officer for Good Reason. The amounts shown assume that the employment of each executive was terminated effective as of December 31, 2018. The table does not quantify benefits under plans that are generally available to salaried employees and do not discriminate in favor of Named Executive Officers, including the payment of accrued but unpaid salary, accrued but unused vacation pay, and benefits accrued under the qualified 401(k) defined contribution plan payable upon termination.

Name	Base Salary	Bonus	Equity Incentive Plan Awards (1)	Health and Insurance Benefits
Scott Montross	$1,590,003	$165,626	$-	$100,000
Robin Gantt	624,001	52,000	-	20,000
William Smith	616,081	51,333	-	35,000
Aaron Wilkins	200,000	33,600	-	33,000
Miles Brittain	260,000	13,411	-	25,000

(1)	The PSAs outstanding as of December 31, 2018 were granted on January 15, 2018 and 0% vested on March 29, 2019, based upon our EBITDA Margin Performance in 2018.

Pay Ratio Disclosure

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, a public company is required to disclose the median of the annual total compensation of all employees of a registrant (excluding the CEO), the annual total compensation of that registrant’s CEO, and the ratio of the median of the annual total compensation of all employees to the annual total compensation of the CEO.

SEC rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. SEC rules also allow us to omit the employees of a newly-acquired entity from our pay ratio calculation for the fiscal year in which the acquisition occurs. As a result, when calculating our 2018 pay ratio, we excluded 192 employees acquired with Ameron Water Transmission Group, LLC. For 2018, we used the same median employee as identified in our calculation of the 2017 pay ratio, as we determined there was no other significant change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure.

In determining the median employee, a listing was prepared of the total annual cash compensation of each individual who was employed by us on December 31, 2017, the last day of our payroll year (whether employed on a full-time, part-time, or seasonal basis). We did not make any assumptions, adjustments, or estimates with respect to total cash compensation, and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2017. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our Named Executive Officers as set forth in the Summary of Cash and Certain Other Compensation table on page 13.

The annual total compensation for 2018 for our CEO was $891,994, and for the median employee was $71,804. The resulting ratio of our CEO’s annual total compensation to the median employee’s annual total compensation was 12 to 1.

The SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

Compensation Committee Interlocks and Insider Participation

Messrs. Demorest, Franson, and Larson served on the Compensation Committee in 2018. All members of the Committee were independent directors, and no member has ever been an officer or employee of the Company. During 2018, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for filing with the SEC.

COMPENSATION COMMITTEE

Keith Larson, Chairperson

Harry Demorest

Michael Franson

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal No. 2)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board of Directors is asking shareholders to approve an advisory resolution on executive compensation. The advisory vote is a non-binding vote on the compensation of our Named Executive Officers. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies, and practices described in this proxy statement. The text of the resolution is as follows:

“RESOLVED, that the shareholders of Northwest Pipe Company approve, on an advisory basis, the compensation paid to the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the executive compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and narrative disclosure."

The Company urges you to read the disclosure under “Compensation Discussion and Analysis,” which begins on page 8 and discusses how our compensation policies and procedures implement our compensation philosophy. You should also read the Summary Compensation Table and other related compensation tables and narrative disclosure which provide additional details about the compensation of our CEO, our CFO, and our three other most highly-compensated executive officers for 2018. We have designed our executive compensation structure to attract, retain, and motivate executives who can accomplish our business strategy, and whose interests are aligned with those of our shareholders. We believe that our executive compensation program does not encourage excessive and unnecessary risk-taking by our executives but, rather, encourages our executives to remain focused on both the short-term and long-term operational and financial goals of the Company.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Company, our Board of Directors, or the Compensation Committee.

We currently hold our advisory vote on executive compensation annually. Accordingly, the next advisory vote on executive compensation will be held at our 2020 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” the approval of the compensation of the Named Executive Officers as disclosed in this proxy statement and as described above pursuant to the compensation disclosure rules of the Exchange Act.

Director Compensation

The Compensation Committee is responsible for recommending to the Board of Directors the level and form of compensation and benefits for directors. Members of the Board of Directors who are also our employees do not receive additional compensation for serving as directors. In mid-2018, the Compensation Committee, with the assistance of management, considered broad market-based survey data and recommended that certain nonemployee director compensation elements be increased. For nonemployee directors, with the exception of the Chairperson of the Board of Directors, whose compensation is discussed below, the Compensation Committee approved the following director compensation effective July 1, 2018:

Annual retainer	$40,000
Lead Director	$20,000
Audit Committee Chairperson	$15,750
Audit Committee non-chair member	$5,000
Compensation Committee Chairperson	$10,000
Compensation Committee non-chair member	$3,000
Nominating and Governance Committee Chairperson	$7,500
Nominating and Governance Committee non-chair member	$1,500

In addition, each nonemployee director receives an annual award of $60,000 payable solely in shares of the Company’s Common Stock. The members of our Board of Directors are also reimbursed for travel expenses incurred in attending board meetings.

Mr. Roman serves as the Company’s Chairperson of the Board of Directors. Pursuant to an Executive Employment Agreement, effective January 1, 2013 and amended effective January 1, 2014 (the “Roman Executive Employment Agreement”), Mr. Roman received an annual base salary of $150,000 (increased to $155,000 effective July 1, 2018) and retained the incentive awards which vested on January 1, 2014. Mr. Roman was provided life, medical, and dental insurance benefits, but was not eligible to participate in any of the other employee benefit plans that are generally available to the Company’s employees. The Roman Executive Employment Agreement also included standard confidentiality, non-solicitation, and nondisclosure provisions. The Roman Executive Employment Agreement was terminated effective September 30, 2018 to end Mr. Roman’s classification as an employee of the Company while still serving as the Company’s Chairperson of the Board of Directors. In conjunction with this termination, Mr. Roman no longer receives Company paid benefits for life, medical, or dental insurance. Upon termination of the Roman Executive Employment Agreement, the Board of Directors approved an annual cash retainer of $170,000 for the Chairperson of the Board of Directors.

Director Compensation Table. The following table reflects compensation earned by the directors for the year ended December 31, 2018, with the exception of Mr. Montross, whose compensation is included in the Summary of Cash and Certain Other Compensation table above.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	All Other Compensation		Total
Michelle Applebaum	$54,250	$60,000	-		$114,250
Harry Demorest	59,125	60,000	-		119,125
Michael Franson	66,750	60,000	-		126,750
Keith Larson	56,000	60,000	-		116,000
Richard Roman	171,153	-	$13,618	(3)	184,771

(1)	As of December 31, 2018, each director had the following number of options outstanding: Ms. Applebaum – 0; Mr. Demorest – 0; Mr. Franson – 0; Mr. Larson – 0; Mr. Roman –24,000.

(2)

On June 6, 2018, 2,793 shares of Common Stock were granted to Ms. Applebaum and Messrs. Demorest, Franson, and Larson. The amount included in this column represents the amount recognized by us in 2018 for financial statement reporting purposes for the fair value of the common stock awarded. The assumptions used to calculate the grant date fair value for the stock awards are in Note 13 of the Notes to Consolidated Financial Statements in Part II – Item 8. “Financial Statements and Supplementary Data” of our 2018 Annual Report on Form 10-K.

(3)	Amount includes payments by us for Mr. Roman’s medical, dental, vision, and life insurance premiums through September 2018.

Audit Committee Report

The Audit Committee reports to and acts on behalf of the Board of Directors and is comprised solely of directors who satisfy the independence, financial literacy, and other requirements set forth in the listing rules of the Nasdaq Stock Market and applicable securities laws. In addition, each of the three current members of the Audit Committee is an “audit committee financial expert” as defined by the rules of the SEC.

The Audit Committee operates under a written charter, approved and adopted by the Board of Directors, which sets forth its duties and responsibilities. This charter, which is available in full on the Company’s website at www.nwpipe.com under “Investor Relations” — “Corporate Governance”, is reviewed annually and updated, as appropriate, to address changes in regulatory requirements, authoritative guidance, evolving oversight practices, and investor feedback.

The Audit Committee's primary duties and responsibilities are the oversight and monitoring of:

●	the integrity of the Company's financial reporting process, financial internal control systems, accounting and legal compliance, and financial reporting of the Company;

●	the qualifications, independence, and performance of the Company's independent auditors;

●	the compliance by the Company with applicable legal and regulatory requirements; and

●	the maintenance of an open and private, if necessary, communication among the independent auditors, management, legal counsel, and the Board of Directors.

Management is responsible for preparing the Company’s financial statements and maintaining effective internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon, and for performing an independent audit of the effectiveness of the Company’s internal controls over financial reporting. In this context, the Audit Committee performed the following:

●

met with Moss Adams LLP (“Moss Adams”), who has served as our independent registered public accountants since 2016, with and without management present, to review and discuss the Company’s audited financial statements and assessment of the Company’s internal control over financial reporting;

●

asked management and Moss Adams questions relating to such matters and discussed with Moss Adams the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), including Statement on Auditing Standard No. 1301, “Communications with Audit Committees”;

●	reviewed the terms of the audit engagement, the overall audit strategy, timing of the audit, and significant risks identified; and

●

reviewed the critical accounting policies and practices applied by the Company in preparation of its financial statements, and critical accounting estimates and significant unusual transactions affecting the Company’s financial statements.

Based on the reviews and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

The Audit Committee’s responsibilities also include monitoring the qualifications, independence, and performance of the Company's independent auditors. In reviewing the auditor’s performance, the Audit Committee considers the quality and efficiency of the services provided by the audit team, and reviews and discusses the auditor’s most recent PCAOB inspection report and its system of quality control. The Committee also reviews and discusses proposed staffing levels and the selection of the lead engagement partner from the independent registered public accounting firm. Further, the Audit Committee recognizes the importance of maintaining the independence of the Company’s auditor, both in fact and in appearance. For 2018, the Audit Committee received and reviewed the written disclosures and letter provided by Moss Adams as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee discussed with the independent accountants that firm’s independence. The Audit Committee concurs with Moss Adams’ conclusion that they are independent from the Company and its management.

Respectfully submitted by the Audit Committee of the Board of Directors.

AUDIT COMMITTEE

Harry Demorest, Chairperson

Michelle Applebaum

Keith Larson

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Disclosure of Fees Paid to Independent Registered Public Accounting Firm

Fees for services billed by the Company’s principal accountant, Moss Adams LLP, for the years ended December 31, 2018 and 2017 were as follows:

	2018	2017
Audit fees(1)	$911,000	$695,100
Audit-related fees(2)	-	4,100
Tax fees	-	-
All Other fees	-	-

Total fees	$911,000	$699,200

(1)

Audit fees include fees for audits of the annual financial statements, including required quarterly reviews, the audit of the Company’s internal control over financial reporting, and services in connection with other regulatory filings. In addition, we reimbursed out-of-pocket expenses incurred in the performance of their services of $9,500 and $10,600 to Moss Adams LLP for the years ended December 31, 2018 and 2017, respectively.

(2)	Audit-related fees include fees for due diligence services in connection with merger and acquisition activity.

Pre-approval Process

To help assure independence of the independent auditors, the Audit Committee has established a process for the pre-approval of all audit and permissible non-audit services provided by the independent auditor; provided, however, that de minimis services may instead be approved by the CEO or the CFO. All of the fees shown in the principal accountant fees schedule for 2018 and 2017 were approved in accordance with this policy.

RATIFICATION OF THE APPOINTMENT OF

MOSS ADAMS LLP

(Proposal No. 3)

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit our financial statements. While we are not required by our bylaws or other governing documents or law to seek shareholder ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm, we are doing so as a matter of good corporate governance. If the shareholders do not ratify the selection, the Audit Committee will take the vote into consideration when determining whether or not to retain Moss Adams LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our shareholders.

The Audit Committee believes that the continued retention of Moss Adams LLP as our independent registered public accountants is in the best interests of our shareholders.

Representatives of Moss Adams LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2018, there has not been any transaction or series of transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation arrangements with the Company’s executive officers and directors, all on terms described under “Executive Compensation” above.

The Audit Committee is responsible for the review and approval of all related party transactions. Although the Audit Committee does not have written policies and procedures with respect to the review of related party transactions, we intend that any such transactions will be reviewed by the Audit Committee, which will consider all relevant facts and circumstances and will take in to account, among other factors:

●	whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

●	whether the transaction would impair the independence of an outside director; and

●	whether the transaction would present an improper conflict of interest for any director or executive officer of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership of shares with the SEC. Such persons also are required to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports received by us with respect to 2018, or written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, officers, and persons who own more than ten percent of a registered class of the Company’s equity securities have been complied with for 2018.

STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The table below sets forth certain information, as of April 12, 2019, regarding the beneficial ownership of the Common Stock by: (i) each person known by the Company to be the beneficial owner of 5% or more of its outstanding Common Stock, (ii) each of the Named Executive Officers, (iii) each of the Company’s directors and director nominees, and (iv) all directors, director nominees, and executive officers as a group. The address of each of the Named Executive Officers and directors is c/o Northwest Pipe Company, 201 NE Park Plaza Drive, Suite 100, Vancouver, Washington 98684.

	Shares Beneficially
	Owned(1)
	Shares	Percent
Certain Beneficial Owners:
Royce & Associates, LP (2)	1,284,810	13.2%
745 Fifth Avenue
New York, NY 10151
Dimensional Fund Advisors LP(3)	801,048	8.2%
Building One
6300 Bee Cave Road
Austin, TX 78746
BlackRock, Inc. (4)	714,521	7.3%
55 East 52nd Street
New York, NY 10055
Directors and Nominees:
Michelle Applebaum	20,000	*
Harry Demorest	34,096	*
Michael Franson	11,205	*
Keith Larson	21,307	*
Richard Roman	59,200	*
Named Executive Officers:
Scott Montross	59,242	*
Robin Gantt	35,515	*
William Smith	22,371	*
Aaron Wilkins	4,381	*
Miles Brittain	6,307	*
All directors and executive officers as a group (10 persons):	273,624	2.8%

(*)	Represents beneficial ownership of less than one percent of the outstanding Common Stock.

(1)

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from April 12, 2019 are considered outstanding for the purpose of calculating each person’s percentage of Common Stock owned, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of stock options that are exercisable within 60 days of April 12, 2019 is as follows: Ms. Applebaum – 0; Mr. Brittain – 0; Mr. Demorest – 0; Mr. Franson – 0; Ms. Gantt – 0; Mr. Larson – 0; Mr. Montross – 0; Mr. Roman – 24,000; Mr. Smith – 0; Mr. Wilkins – 0; and all directors and executive officers as a group – 24,000.

(2)

The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC by Royce & Associates, LP on January 16, 2019, reflecting its beneficial ownership of Common Stock as of December 31, 2018. The Schedule 13G/A states Royce & Associates, LP has sole voting and dispositive power with respect to 1,284,810 shares of Common Stock.

(3)

The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 8, 2019, reflecting its beneficial ownership of Common Stock as of December 31, 2018. The Schedule 13G/A states Dimensional Fund Advisors LP has sole voting power with respect to 755,327 shares of Common Stock and sole dispositive power with respect to 801,048 shares of Common Stock.

(4)

The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 6, 2019, reflecting its beneficial ownership of Common Stock as of December 31, 2018. The Schedule 13G/A states BlackRock, Inc. has sole voting power with respect to 700,343 shares of Common Stock and sole dispositive power with respect to 714,521 shares of Common Stock.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in the Company’s 2019 proxy statement. Any such proposal must be received by the Company not later than December 28, 2019. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s proxy statement. Alternatively, under the Company’s bylaws, a proposal or nomination that a shareholder does not seek to include in the Company’s proxy statement pursuant to Rule 14a-8 may be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 60 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. A shareholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a shareholder.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 2019 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Although we encourage you to read this Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the Annual Meeting.

Q:	Why is the Company providing these materials?

A:

The Company’s Board of Directors is providing these proxy materials to you in connection with the Company’s Annual Meeting of Shareholders, which will take place on June 20, 2019, at 9:00 a.m. (local time) at the Heathman Lodge located at 7801 NE Greenwood Drive, Vancouver, Washington. Shareholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:	What information is contained in these materials?

A:

The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid officers, and other required information.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are three proposals scheduled to be voted on at the Annual Meeting:

●	the election of one member of the Board of Directors (Proposal No. 1);

●	the advisory vote on executive compensation (Proposal No. 2); and

●	the ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019 (Proposal No. 3).

We will also consider other business that properly comes before the Annual Meeting.

Q:	How does the Board of Directors recommend that I vote?

A:

The Board of Directors recommends that you vote your shares “FOR” the election of the Board’s nominee for election to the Board of Directors, “FOR” the advisory vote on executive compensation, and “FOR” the ratification of the appointment of Moss Adams LLP.

Q:	What shares owned by me can be voted?

A:

All shares of the Company’s Common Stock owned by you as of the close of business on April 12, 2019 (the “Record Date”) may be voted by you. You may cast one vote per share of Common Stock that you held on the Record Date. These shares include shares that are: (i) held directly in your name as the shareholder of record, and (ii) held for you as the beneficial owner through a stockbroker, bank, or other nominee.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:

Most of the Company’s shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the shareholder of record of those shares and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. You may also vote your shares as described below under “How can I vote my shares without attending the Annual Meeting?”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from your broker or other nominee authorizing you to vote your shares at the Annual Meeting. Your broker or nominee has sent you instructions for how you can direct the broker or nominee to vote your shares.

Q:	How can I vote my shares in person at the Annual Meeting?

A:

Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring your proxy card or proof of identification. Even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Shares held in street name may be voted in person by you only if you obtain a legal proxy from the record holder (your broker, bank, or other nominee) giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Annual Meeting?

A:

To vote shares held directly in your name as the shareholder of record, without attending the meeting, please sign, date, and return the enclosed proxy card, or follow the instructions for Internet or telephone voting on the enclosed proxy card. This way your shares will be represented whether or not you are able to attend the meeting.

To vote shares held in street name, without attending the meeting, please follow the instructions provided by your broker.

Q:	Can I change my vote?

A:

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. You may accomplish this by entering a new vote by Internet, by telephone, by delivering a written notice of revocation to the Company’s Corporate Secretary, by granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions), or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If your shares are held in a stock brokerage account or by a bank or other nominee, you must obtain a legal proxy from your broker or other nominee authorizing you to vote your shares at the Annual Meeting.

Q:	How are votes counted?

A:

In the election of directors, you may vote “FOR” or “WITHHOLD AUTHORITY” from voting for the director nominee. If you vote your shares without providing specific instructions, your shares will be voted “FOR” the nominee for election to the Board of Directors. If you vote to “WITHHOLD AUTHORITY” to vote for a nominee for election as a director, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be counted and will have no effect in determining whether the nominee is elected (though it may influence whether such nominee is asked to resign in accordance with our Corporate Governance Principles).

With respect to the proposals for the advisory vote on executive compensation and the ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm, you may vote “FOR” or “AGAINST” or “ABSTAIN.” If you vote your shares without providing specific instructions, your shares will be voted in accordance with the recommendations of the Board of Directors. If you vote to “ABSTAIN”, the shares represented will be counted as present for the purpose of determining a quorum, but with respect to any proposal on which there was a vote to “ABSTAIN” they will not be counted and will have no effect in determining whether the proposal is approved.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote or votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is not voting on non-routine matters. A broker non-vote occurs when a broker expressly instructs on a proxy card that the broker is not voting on a matter, whether routine or non-routine. Proposal No. 3 (ratification of Moss Adams LLP) is considered a routine matter, so unless you have provided otherwise, your broker will have discretionary authority to vote your shares on this proposal. Proposals No. 1 (election of directors) and 2 (advisory vote on executive compensation) are considered non-routine matters, so unless you have provided instructions to your broker with respect to Proposals No. 1 and 2, your broker will not have authority to vote your shares on any of those proposals and your shares will constitute broker non-votes. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of shares entitled to vote or votes cast for or against a proposal.

Q:	What is the quorum requirement for the Annual Meeting?

A:

The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What is the voting requirement to approve the proposals?

A:	Proposal No. 1: The proposal for the election of the director nominee requires the affirmative “FOR” vote of a plurality of the votes cast in the election.

Proposal No. 2: The proposal for the advisory vote on executive compensation requires the affirmative “FOR” vote of a majority of the votes cast on the proposal.

Proposal No. 3: The proposal for the ratification of the appointment of Moss Adams LLP for the year ending December 31, 2019 requires the affirmative “FOR” vote of a majority of the votes cast on the proposal.

Q:	Who are the proxyholders and what do they do?

A:

The two persons named as proxyholders on the proxy card, Scott Montross, our President and CEO, and Richard Roman, our Chairperson of the Board, were designated by the Board of Directors. The proxyholders will vote all properly tendered proxies (except to the extent that authority to vote has been withheld) and where a choice has been specified by you as provided in the proxy card, it will be voted in accordance with the instructions you indicate on the proxy card. If you vote your shares without providing specific instructions regarding each of the proposals, your shares will be voted on each proposal as recommended by the Board of Directors.

Q:	What does it mean if I receive more than one set of proxy materials?

A:

You may receive more than one set of proxy materials. For example, if you hold your shares in more than one brokerage account, you may receive a separate set of proxy materials for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one set of proxy materials. Please vote your shares for each set of proxy materials that you receive by following the instructions on the enclosed proxy card.

Q:	How may I request multiple sets of proxy materials if two or more shareholders reside in my household?

A:

To minimize our expenses, one proxy statement and one annual report to shareholders may be delivered to two or more shareholders who share an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the proxy statement and annual report was delivered. Requests for additional copies of the proxy statement and annual report, and requests that in the future separate documents be sent to shareholders who share an address, should be directed by writing to the Company’s Corporate Secretary, Northwest Pipe Company, 201 NE Park Plaza Drive, Suite 100, Vancouver, Washington 98684 or by phone at (360) 397-6250.

Q:	How can I revoke my proxy?

A:	You may revoke your proxy at any time before it is voted at the Annual Meeting. In order to do this, you may do any of the following:

●	sign and return another proxy card bearing a later date;

●	enter a new vote by Internet or by telephone following the instructions on the proxy card;

●

provide written notice of the revocation to the Company’s Corporate Secretary, Northwest Pipe Company, 201 NE Park Plaza Drive, Suite 100, Vancouver, Washington 98684, prior to the vote at the Annual Meeting; or

●

attend the meeting and vote in person. If your shares are held in a stock brokerage account or by a bank or other nominee, you must obtain a legal proxy from your broker or other nominee authorizing you to vote your shares at the Annual Meeting.

Q:	Where can I find the voting results of the Annual Meeting?

A:

We will announce preliminary voting results at the Annual Meeting and publish final results in the Company’s Current Report on Form 8-K filed by the Company within four business days after the Annual Meeting.

Q.	What happens if additional proposals are presented at the Annual Meeting?

A:

Other than the proposals described in this Proxy Statement, the Company does not expect any additional matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Scott Montross, the Company’s President and CEO, and Richard Roman, the Company’s Chairperson of the Board, will vote your shares on any additional matters properly presented for a vote at the Annual Meeting in a manner directed by a majority of the Board of Directors.

Q:	Who will count the vote?

A:	Computershare, the Company’s transfer agent, will tabulate the votes and certify the results.

Q:	Is my vote confidential?

A:

Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the Board of Directors. Occasionally, shareholders provide written comments on their proxy card, which are then forwarded to the Company’s management.

Q:	Who will bear the cost of soliciting proxies for the Annual Meeting?

A:

The Company will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by the Company’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. The Company may also engage a proxy solicitation firm or other professional advisors to assist in the solicitation of proxies and provide related advice and support. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

ADDITIONAL INFORMATION

Copies of the Company’s Form 10-K for the year ended December 31, 2018 accompany this Proxy Statement. The Company will provide, without charge, on the written request of any beneficial owner of shares of the Company’s Common Stock entitled to vote at the Annual Meeting, additional copies of the Company’s Annual Report. Written requests should be mailed to the Company’s Corporate Secretary, Northwest Pipe Company, 201 NE Park Plaza Drive, Suite 100, Vancouver, Washington 98684.

By Order of the Board of Directors,

Scott Montross President and Chief Executive Officer

Vancouver, Washington

April 15, 2019

Northwest Pipe Company VOTE

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

2019 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR the nominee listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold
01 - Michael Franson, for a three year term, expiring in 2022.	☐	☐

	For	Against	Abstain
2. Advisory Vote on Executive Compensation.	☐	☐	☐
3. Ratification of appointment of Moss Adams LLP as the Company's independent registered public accounting firm.	☐	☐	☐

4. Upon such other matters as may properly come before, or incident to the conduct of the Annual Meeting, the Proxy holders shall vote in such manner as they determine to be in the best interests of the Company. The Company is not presently aware of any such matters to be presented for action at the meeting.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03I4WC

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at: https://materials.proxyvote.com/667746

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Northwest Pipe Company

Northwest Pipe Company

Notice of 2019 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – June 20, 2019

Richard Roman and Scott Montross, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Northwest Pipe Company to be held on June 20, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominee named in Proposal 1 and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)